EXHIBIT 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Reports First Quarter Fiscal 2017 Results

•	Net sales $733 million, growth of 1%

•	Diluted EPS $0.95, decline of 9%; adjusted diluted EPS $0.97, decline of 8%

•	Returned $65 million to shareholders through share repurchases and dividends

•	Company reaffirms full year fiscal 2017 outlook: net sales growth of 4% to 6%; adjusted diluted EPS growth of 8% to 10%
ATLANTA, April 27, 2017 - Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States and Canada of apparel exclusively for babies and young children, today reported its first quarter fiscal 2017 results.
“We achieved our sales and earnings objectives in the first quarter,” said Michael D. Casey, Chairman and Chief Executive Officer.  “Stronger than planned demand in our wholesale and eCommerce businesses helped to offset the effects of delayed tax refunds to families with young children and a later Easter holiday. We have seen a meaningful improvement in sales trends in April, driven by Easter holiday shopping, and expect good growth in sales and earnings in the balance of the year.”
Consolidated Results (First Quarter of Fiscal 2017 compared to First Quarter of Fiscal 2016)
Net sales increased $8.7 million, or 1.2%, to $732.8 million, reflecting growth in the Company’s domestic retail and wholesale sales, which was partially offset by a decline in International sales. Skip Hop, a global lifestyle brand for families with young children acquired by the Company in February 2017, contributed $10.4 million to consolidated net sales in the first quarter of fiscal 2017. Changes in foreign currency exchange rates in the first quarter of fiscal 2017 compared to the first quarter of fiscal 2016 favorably affected consolidated net sales in the first quarter of fiscal 2017 by $1.4 million, or 0.2%. On a constant currency basis (a non-GAAP measure), consolidated net sales increased 1.0% in the first quarter of fiscal 2017.

Operating income in the first quarter of fiscal 2017 decreased $14.4 million, or 15.5%, to $78.6 million, compared to $93.0 million in the first quarter of fiscal 2016. Operating margin decreased 210 basis points to 10.7%, compared to 12.8% in the first quarter of fiscal 2016. Adjusted operating income (a non-GAAP measure) decreased $13.9 million, or 14.8%, to $80.1 million, compared to $94.0 million in the first quarter of fiscal 2016. Adjusted operating margin (a non-GAAP measure) decreased 210 basis points to 10.9%, compared to 13.0% in the first quarter of fiscal 2016, which reflected increased investments in retail operations, marketing, and technology, partially offset by improved gross profit margin.
Net income in the first quarter of fiscal 2017 decreased $7.3 million, or 13.6%, to $46.7 million, or $0.95 per diluted share, compared to $54.0 million, or $1.04 per diluted share, in the first quarter of fiscal 2016.  Adjusted net income (a non-GAAP measure) decreased $7.0 million, or 12.8%, to $47.6 million, compared to $54.6 million in the first quarter of fiscal 2016. Adjusted earnings per diluted share (a non-GAAP measure) in the first quarter of fiscal 2017 decreased 7.8% to $0.97, compared to $1.05 in the first quarter of fiscal 2016.
Cash flow from operations in the first quarter of fiscal 2017 was $84.2 million compared to $128.3 million in the first quarter of fiscal 2016. The decrease reflected unfavorable changes in net working capital and lower net income.
See the “Reconciliation of GAAP to Adjusted Results” section of this release for additional disclosures and reconciliations regarding non-GAAP measures.
Business Segment Results (First Quarter of Fiscal 2017 compared to First Quarter of Fiscal 2016)
At the beginning of fiscal 2017, we combined our Carter’s Retail and OshKosh Retail into a single U.S. Retail operating segment, and our Carter’s Wholesale and OshKosh Wholesale into a single U.S. Wholesale operating segment, to reflect the sales-channel approach executive management now uses to evaluate business performance and manage operations in the U.S.  Our International segment was not affected by these changes. Our reportable segments are now U.S. Retail, U.S. Wholesale, and International. Prior periods have been conformed to reflect our current segment structure.
U.S. Retail Segment
U.S. Retail segment sales increased $9.7 million, or 2.7%, to $363.8 million. U.S. Retail comparable sales decreased 3.5%, comprised of a stores comparable sales decline of 10.4%, partially offset by eCommerce comparable sales growth of 19.9%. Skip Hop contributed $0.4 million to segment net sales in the first quarter of fiscal 2017.

In the first quarter of fiscal 2017, the Company opened 15 stores and closed five stores in the United States. As of the end of the first quarter of fiscal 2017, the Company operated 802 retail stores in the United States, comprised of 622 stand-alone and 180 dual-branded locations.
U.S. Wholesale Segment
U.S. wholesale segment net sales increased $0.5 million, or 0.2%, to $292.6 million, reflecting the benefit of the Skip Hop acquisition offset by a decrease in demand for Carter’s and OshKosh products. Skip Hop contributed $6.8 million to segment net sales in the first quarter of fiscal 2017.
International Segment
International segment net sales decreased $1.5 million, or 1.9%, to $76.4 million, reflecting decreased wholesale demand, partially offset by growth in retail sales in Canada, increased eCommerce sales in China, and the benefit of the Skip Hop acquisition. Skip Hop contributed $3.3 million to segment net sales in the first quarter of fiscal 2017.
Changes in foreign currency exchange rates in the first quarter of fiscal 2017 compared to the first quarter of fiscal 2016 favorably affected international segment net sales in the first quarter of fiscal 2017 by $1.4 million, or 1.8%. On a constant currency basis (a non-GAAP measure), international segment net sales declined 3.7%.
For the first quarter of fiscal 2017, Canada retail comparable sales decreased 8.0%, comprised of a stores comparable sales decline of 11.7%, partially offset by eCommerce comparable sales growth of 40.1%. In the first quarter of fiscal 2017, the Company closed one store in Canada. As of the end of the first quarter of fiscal 2017, the Company operated 163 retail stores in Canada.
Return of Capital
In the first quarter of fiscal 2017, the Company returned a total of $64.6 million to shareholders through share repurchases and cash dividends, as described below.
During the first quarter of fiscal 2017, the Company repurchased and retired 543,944 shares of its common stock for $46.6 million at an average price of $85.72 per share. Fiscal year-to-date through April 26, 2017, the Company repurchased and retired a total of 694,744 shares for $60.1 million at an average price of $86.57 per share. All shares were repurchased in open market transactions pursuant to applicable regulations for such transactions. As of April 26, 2017, the total remaining capacity under the Company’s previously announced repurchase authorizations was approximately $214 million.

During the first quarter of fiscal 2017, the Company paid a cash dividend of $0.37 per share totaling $18.0 million. Future declarations of quarterly dividends and the establishment of related record and payment dates will be at the discretion of the Company’s Board of Directors based on a number of factors, including the Company’s future financial performance and other considerations.
2017 Business Outlook
For fiscal 2017, the Company projects net sales to increase approximately 4% to 6% over fiscal 2016 and adjusted earnings per diluted share to increase approximately 8% to 10% compared to adjusted earnings per diluted share of $5.14 in fiscal 2016. This forecast for fiscal 2017 adjusted earnings per diluted share excludes anticipated expenses of approximately $3.0 million related to the Skip Hop acquisition and approximately $0.5 million related to the Company's direct sourcing initiative, which includes severance and relocation costs.
For the second quarter of fiscal 2017, the Company projects net sales to increase approximately 6% to 8% compared to the second quarter of fiscal 2016 and adjusted earnings per diluted share to be approximately $0.65 to $0.70 compared to adjusted earnings per diluted share of $0.72 in the second quarter of fiscal 2016. This projection contemplates net sales growth in all segments and increased spending to support the Company’s long-term growth strategies compared to the prior-year period. The forecast for second quarter fiscal 2017 adjusted earnings per diluted share excludes anticipated expenses of approximately $1.0 million related to the Skip Hop acquisition and approximately $0.2 million related to the Company's direct sourcing initiative.
The Company believes non-GAAP measurements, including adjusted earnings per diluted share, provide investors with a meaningful view of the Company’s core operating results, and are the same measurements used by the Company's executive management to assess the Company's performance.
Conference Call
The Company will hold a conference call with investors to discuss first quarter fiscal 2017 results and its business outlook on April 27, 2017 at 8:30 a.m. Eastern Daylight Time. To participate in the call, please dial 719-457-1506. To listen to a live broadcast via the internet, please visit www.carters.com and select the “Q1 2017 Earnings Conference Call” link under the “Investor Relations” tab. Presentation materials for the call can be accessed under the same tab by selecting the link for “News & Events” followed by “Webcasts & Presentations”. A replay of the call will be available shortly after the broadcast through May 6, 2017, at 888-203-1112 (U.S. / Canada) or 719-457-0820 (international), passcode 5525821. The replay will also be archived on the Company’s website under the “Investor Relations” tab.

About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in the United States and Canada of apparel and related products exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. They are also sold through nearly 1,000 Company-operated stores in the United States and Canada and on-line at www.carters.com, www.oshkoshbgosh.com, and www.cartersoshkosh.ca. The Company’s Just One You, Precious Firsts, and Genuine Kids brands are available at Target, its Child of Mine brand is available at Walmart, and its Simple Joys brand is available on Amazon.com. The Company also owns Skip Hop, a global lifestyle brand for families with young children. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.
Cautionary Language
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated financial results for the second quarter of fiscal 2017 and fiscal year 2017, or any other future period, assessments of the Company’s performance and financial position, and drivers of the Company’s sales and earnings growth. Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Certain of the risks and uncertainties that could cause actual results and performance to differ materially are described in the Company’s most recently filed Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission from time to time under the headings “Risk Factors”. Included among the risks and uncertainties that may impact future results are the risks of: losing one or more major customers, vendors, or licensees, due to competition, inadequate quality of the Company’s products, or otherwise; financial difficulties for one or more of the Company’s major customers, vendors, or licensees, or an overall decrease in consumer spending; fluctuations in foreign currency exchange rates; our products not being accepted in the marketplace, due to quality concerns, changes in consumer preference and fashion trends, or otherwise; negative publicity, including as a result of product recalls or otherwise; failure to protect the Company’s intellectual property; various types of litigation, including class action litigation brought under various consumer protection, employment, and privacy and information security laws; a breach of the Company’s consumer databases, systems, or processes; the risk of slow-downs, disruptions, or strikes along the Company’s supply chain, including disruptions resulting from foreign supply sources, the Company’s distribution centers, or in-sourcing capabilities; unsuccessful expansion into international markets or failure to successfully manage legal, regulatory, political and economic risks of the Company’s existing international operations, including maintaining compliance with worldwide anti-bribery laws; and an inability to obtain additional financing on favorable terms. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Fiscal Quarter Ended
	April 1, 2017	April 2, 2016
Net sales	$732,755	$724,085
Cost of goods sold	416,953	413,156
Gross profit	315,802	310,929
Selling, general, and administrative expenses	247,794	228,996
Royalty income	(10,558)	(11,075)
Operating income	78,566	93,008
Interest expense	7,104	6,739
Interest income	(139)	(207)
Other (income) expense, net	(221)	3,193
Income before income taxes	71,822	83,283
Provision for income taxes	25,158	29,303
Net income	$46,664	$53,980

Basic net income per common share	$0.96	$1.05
Diluted net income per common share	$0.95	$1.04
Dividend declared and paid per common share	$0.37	$0.33

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	Fiscal Quarter Ended
	April 1, 2017	% of Total Net Sales	April 2, 2016	% of Total Net Sales
Net sales:
U.S. Wholesale	$292,555	39.9%	$292,054	40.3%
U.S. Retail (a)	363,771	49.6%	354,089	48.9%
International (b)	76,429	10.5%	77,942	10.8%
Total net sales	$732,755	100.0%	$724,085	100.0%

Operating income (loss):		% of Segment Net Sales		% of Segment Net Sales
U.S. Wholesale	$69,695	23.8%	$68,411	23.4%
U.S. Retail (a)	29,900	8.2%	39,469	11.1%
International (b)	3,685	4.8%	8,441	10.8%
Corporate expenses (c) (d) (e) (f)	(24,714)		(23,313)
Total operating income	$78,566	10.7%	$93,008	12.8%

(a)	Includes retail store and eCommerce results.

(b)	Net sales includes international retail, eCommerce, and wholesale sales.

(c)
Corporate expenses include expenses related to incentive compensation, stock-based compensation, executive management, severance and relocation, finance, building occupancy, information technology, legal, consulting, and audit fees.

(d)	Includes charges related to the amortization of the H.W. Carter and Sons tradenames of approximately $1.0 million for the fiscal quarter ended April 2, 2016.

(e)	Includes expenses related to the acquisition of Skip Hop of approximately $1.3 million for the fiscal quarter ended April 1, 2017.

(f)	Includes charges related to the Company's direct sourcing initiative of $0.2 million for the fiscal quarter ended April 1, 2017.

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	April 1, 2017	December 31, 2016	April 2, 2016
ASSETS
Current assets:
Cash and cash equivalents	$154,278	$299,358	$395,141
Accounts receivable, net	206,707	202,471	192,569
Finished goods inventories	434,712	487,591	376,499
Prepaid expenses and other current assets	46,153	32,180	36,791
Deferred income taxes	—	35,486	31,841
Total current assets	841,850	1,057,086	1,032,841
Property, plant, and equipment, net of accumulated depreciation of $365,733, $345,907, and $307,449, respectively	386,275	385,874	377,273
Tradenames and other intangible assets, net	401,379	308,928	309,853
Goodwill	232,925	176,009	177,238
Other assets	23,034	18,700	15,258
Total assets	$1,885,463	$1,946,597	$1,912,463

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$101,386	$158,432	$90,387
Other current liabilities	123,661	119,177	102,494
Total current liabilities	225,047	277,609	192,881

Long-term debt, net	581,621	580,376	580,319
Deferred income taxes	133,552	130,656	128,815
Other long-term liabilities	173,280	169,832	161,731
Total liabilities	1,113,500	1,158,473	1,063,746

Commitments and contingencies

Stockholders' equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at April 1, 2017, December 31, 2016, and April 2, 2016	—	—	—
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized; 48,517,417, 48,948,670 and 51,206,395 shares issued and outstanding at April 1, 2017, December 31, 2016 and April 2, 2016, respectively	485	489	512
Accumulated other comprehensive loss	(33,793)	(34,740)	(31,081)
Retained earnings	805,271	822,375	879,286
Total stockholders' equity	771,963	788,124	848,717
Total liabilities and stockholders' equity	$1,885,463	$1,946,597	$1,912,463

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Fiscal Quarter Ended
	April 1, 2017	April 2, 2016
Cash flows from operating activities:
Net income	$46,664	$53,980
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,513	17,177
Amortization of tradenames	250	995
Amortization of debt issuance costs	373	361
Non-cash stock-based compensation expense	4,779	4,556
Foreign currency (gain) loss, net	(62)	3,780
Income tax benefit from stock-based compensation	—	(3,144)
Loss on disposal of property, plant, and equipment	189	192
Deferred income taxes	3,491	2,226
Effect of changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	16,247	15,247
Finished goods inventories	82,086	96,056
Prepaid expenses and other assets	(15,350)	(576)
Accounts payable and other liabilities	(74,000)	(62,568)
Net cash provided by operating activities	84,180	128,282

Cash flows from investing activities:
Capital expenditures	(17,991)	(25,552)
Acquisition of Skip Hop Holdings, Inc., net of cash acquired	(143,704)	—
Net cash used in investing activities	(161,695)	(25,552)

Cash flows from financing activities:
Borrowing under secured revolving credit facility	20,000	—
Payment on secured revolving credit facility	(18,965)	—
Repurchases of common stock	(46,627)	(71,561)
Dividends paid	(17,998)	(17,032)
Income tax benefit from stock-based compensation	—	3,144
Withholdings from vestings of restricted stock	(5,552)	(8,454)
Proceeds from exercises of stock options	1,626	3,747
Net cash used in financing activities	(67,516)	(90,156)

Effect of exchange rate changes on cash and cash equivalents	(49)	1,358
Net (decrease) increase in cash and cash equivalents	(145,080)	13,932
Cash and cash equivalents, beginning of period	299,358	381,209
Cash and cash equivalents, end of period	$154,278	$395,141

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal Quarter Ended April 1, 2017
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$315.8	43.1%	$247.8	33.8%	$78.6	10.7%	$46.7	$0.95
Acquisition-related costs (b) (c)	—		(1.3)		1.3		0.8	0.02
Direct sourcing initiative (b) (d)	—		(0.2)		0.2		0.2	—
As adjusted (a)	$315.8	43.1%	$246.3	33.6%	$80.1	10.9%	$47.6	$0.97

	Fiscal Quarter Ended April 2, 2016
	Gross Margin	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$310.9	42.9%	$229.0	31.6%	$93.0	12.8%	$54.0	$1.04
Amortization of tradenames (b)	—		(1.0)		1.0		0.6	0.01
As adjusted (a)	$310.9	42.9%	$228.0	31.5%	$94.0	13.0%	$54.6	$1.05

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results and affords investors a view of what management considers to be the Company's core performance.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

(b)
The difference between the impacts on Operating Income and Net Income represents the income taxes related to the adjustment item (calculated using the applicable tax rate of the underlying jurisdiction).

(c)	Transaction costs associated with the Skip Hop acquisition.

(d)	Costs associated with the Company's direct sourcing initiative, which includes severance and relocation.

Note: Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal Quarter Ended July 2, 2016
	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$282.2	$228.5	$63.2	$36.2	$0.71
Amortization of tradenames (b)	—	(0.8)	0.8	0.5	0.01
As adjusted (a)	$282.2	$227.7	$64.0	$36.7	$0.72

	Fiscal Year Ended December 31, 2016
	Gross Margin	SG&A	Operating Income	Net Income	Diluted EPS
As reported (GAAP)	$1,379.1	$995.4	$426.6	$258.1	$5.08
Amortization of tradenames (b)	—	(1.7)	1.7	1.1	0.02
Direct sourcing initiative (b) (c)	—	(0.7)	0.7	0.5	0.01
Acquisition-related costs (b) (d)	—	(2.4)	2.4	1.5	0.03
As adjusted (a)	$1,379.1	$990.6	$431.4	$261.1	$5.14

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present SG&A, operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  The Company believes these adjustments provide a meaningful comparison of the Company’s results and affords investors a view of what management considers to be the Company's core performance.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.

(b)
The difference between the impacts on Operating Income and Net Income represents the income taxes related to the adjustment item (calculated using the applicable tax rate of the underlying jurisdiction).

(c)	Costs associated with the Company's direct sourcing initiative, which include severance and relocation.

(d)	Advisory fees incurred in connection with announced Skip Hop transaction.

Note: Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS
(unaudited)

	Fiscal Quarter Ended
	April 1, 2017	April 2, 2016
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	48,322,692	51,176,987
Dilutive effect of equity awards	554,994	467,103
Diluted number of common and common equivalent shares outstanding	48,877,686	51,644,090
As reported on a GAAP Basis:
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$46,664	$53,980
Income allocated to participating securities	(370)	(444)
Net income available to common shareholders	$46,294	$53,536
Basic net income per common share	$0.96	$1.05
Diluted net income per common share:
Net income	$46,664	$53,980
Income allocated to participating securities	(367)	(441)
Net income available to common shareholders	$46,297	$53,539
Diluted net income per common share	$0.95	$1.04
As adjusted (a):
Basic net income per common share:
Net income	$47,608	$54,578
Income allocated to participating securities	(377)	(448)
Net income available to common shareholders	$47,230	$54,130
Basic net income per common share	$0.98	$1.06
Diluted net income per common share:
Net income	$47,608	$54,578
Income allocated to participating securities	(375)	(445)
Net income available to common shareholders	$47,233	$54,133
Diluted net income per common share	$0.97	$1.05

(a)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above. The Company has excluded $0.9 million and $0.6 million in after-tax expenses from these results for the fiscal quarters ended April 1, 2017 and April 2, 2016, respectively.

Note: Results may not be additive due to rounding.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(unaudited)

The following table provides a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated:

	Fiscal Quarter Ended		Four Fiscal Quarters Ended
	April 1, 2017	April 2, 2016	April 1, 2017
(dollars in millions)
Net income	$46.7	$54.0	$250.8
Interest expense	7.1	6.7	27.4
Interest income	(0.1)	(0.2)	(0.5)
Income tax expense	25.2	29.3	133.8
Depreciation and amortization (a)	19.8	18.2	75.0
EBITDA	$98.5	$108.0	$486.6

Adjustments to EBITDA
Acquisition-related costs (b)	$1.3	$—	$3.6
Direct sourcing initiative (c)	0.2	—	1.0
Adjusted EBITDA	$100.0	$108.0	$491.1

(a)	Includes amortization of acquired tradenames.

(b)	Transaction costs related to Skip Hop transaction.

(c)	Pre-tax costs associated with the Company's direct sourcing initiative, which includes severance and relocation.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. We define EBITDA as net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the item described in footnotes (b) and (c) to the table above.

We present EBITDA and Adjusted EBITDA because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. These measures also afford investors a view of what management considers to be the Company's core performance.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The tables below reflect the calculation of constant currency for total net sales of the International segment and consolidated net sales for the fiscal quarter ended April 1, 2017:

	Fiscal Quarter Ended
	Reported Net Sales April 1, 2017	Impact of Foreign Currency Translation	Constant-Currency Net Sales April 1, 2017	Reported Net Sales April 2, 2016	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$732.8	$1.4	$731.4	$724.1	1.2%	1.0%
International segment net sales	$76.4	$1.4	$75.1	$77.9	(1.9)%	(3.7)%

The Company evaluates its net sales on both an “as reported” and a “constant currency” basis.  The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods.  Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period.  The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar.  The Company believes that the presentation of net sales on a constant currency basis provides useful supplemental information regarding changes in our net sales that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its net sales between comparative periods.

Note: Results may not be additive due to rounding.